Exhibit 10.14

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the 1st day of June 2021.

BETWEEN

ASEP MEDICAL, INC.

(Collectively as “ASEP”) (Hereinafter “Employer”)

-AND-

Evan Haney

(Hereinafter “Employee”)

WHEREAS the Employer desires to obtain the benefit of the services of the Employee, and the employee desires to render such services on the terms and conditions set forth;

AND WHEREAS the parties have each received independent legal advice prior to entering into this agreement and enter into this Employment Agreement (the “Agreement”) voluntarily and without duress;

IN CONSIDERATION of the promises, terms, conditions, covenants, schedules, agreements and obligations herein contained, and other good and valuable consideration, the adequacy of which is acknowledged by each of the parties, the parties agree as follows:

1.0 EMPLOYMENT

The employee agrees that he/she will at all times faithfully, industriously, and to the best of his/her skill, ability, experience and talents, perform all of the duties required of this position. In carrying out these duties and responsibilities, the Employee shall comply with all Employer policies, procedures, rules and regulations, both written and oral, as are announced by the Employer from time to time. It is also understood and agreed by the Employee that the assignment, duties, responsibilities and reporting arrangements may be changed by the Employer in agreement with employee its sole discretion without causing termination of this agreement.

2.0 POSITION TITLE

The employee shall occupy the position of Chief Scientific Officer of ASEP Medical, Inc. (“ASEP”) with responsibilities included, but not limited to those defined in Exhibit A.

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3.0 COMPENSATION

(a)	The Employee will be paid a base salary of CAN$70,000 per calendar year (equivalent to $5,833.33/month) less statutory deductions. The base salary payment for each month shall be made in one such payment on or before the 15th of each month of service.

(b)	The employee will be eligible an annual performance bonus (up to 25% of base salary) at the absolute discretion of the Board of Directors (the “Board”) and in accordance with variable incentive pay plans as they are developed and/or amended by Board from time to time.

4.0 STOCK BASED COMPENSATION

4.1 In addition the Employee will be issued [       TBD       ] options to acquire Common Shares or Restricted Founder’s Shares (the “Employee’s Incentive Shares”) of ASEP, (Equivalent to % based on the Fully-diluted Outstanding Shares upon the Close of the Next Financing). Subject to the approval of the Board,         % of such shares shall vest upon the execution of this Agreement and         % shall vest on each of the following two anniversaries of that date. Such vesting shall be accelerated upon a Change of Control or on the initiation of a public offering of the Company. The exercise price per share shall be equal to the fair market value per share on the date the shares/options are granted, beginning on the Effective Date of this Agreement upon the establishment of the Company’s Equity Incentive Plan and approved grants during the next meeting of the Board of Directors. For the avoidance of doubt [                  ] common shares are intended to vest each quarter, the first such amount to vest on the date of signing this Agreement, and the last such amount to vest on June 1, 2023.

4.2 The Employee’s Shares shall only vest pursuant to section 4.1 if the Employee remains in her position as Chief Scientific Officer or otherwise continues to be engaged by the Company under either a contract of employment or a contract for services. However, if the Employee dies or becomes incapacitated, either mentally or physically so as she is unable to perform the duties required by this Agreement, the foregoing shall not apply and the balance of the Employee’s Shares at the date of such death / incapacity, shall vest immediately.

4.3 In the event that the Employee’s Shares do not vest in accordance with section 4.1 they will be returned to the Company for cancellation and will be returned to the unallotted and unissued share capital of the Company and the Share Certificate representing such Employee’s Shares will be cancelled.

4.4 The Employee shall be eligible, but is not absolutely entitled, to receive other cash or equity-based incentive bonuses, such bonuses to be made at the sole discretion of the Company.

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5.0 VACATION

At the commencement of full-time employment for ASEP, the employee will be entitled to two (2) weeks of vacation annually following the first six (6) months of employment.

6.0 BENEFITS

At the commencement of employment, the Employee shall be eligible to participate in any benefits programs made available by the Employer.

7.0 PERFORMANCE REVIEWS

The employee will be provided with written performance appraisals in accordance with the Employer’s Performance Management and Human Resources policies.

8.0 TERMINATION

a) The Employee may at any time terminate this agreement and his/her employment by giving a minimum of thirty (30) days written notice to the Employer.

b) The Employer may terminate this Agreement and the Employee’s employment at any time, without notice or payment in lieu of notice, for sufficient cause.

c) Upon commencement of employment, the Employer may terminate the employment of the Employee at any time without the requirement to show cause pursuant to (b) above, provided the Employer pays to the Employee an amount equal to six (6) months’ salary in the event of termination before the end of a 3-year period. Thereafter, severance will be additional to six (6) month’s salary and commensurate to years of service and consistent with legislation as may be in effect at the time of termination. This payment shall constitute the employee’s entire entitlement arising from said termination.

d) The Employee agrees to return any property belonging to Employer at the time of termination.

9.0 CONFLICT OF INTEREST

9.1 The Employee shall not use his/her status as an Employee of ASEP to obtain personal gain or benefit from those doing or seeking to do business with ASEP, or its vendors or customers.

9.2 The Employee shall be subject to any Conflict of Interest Policy developed by Employer, and as may be amended from time to time.

9.3 The Employee shall use his/her best efforts to promote the best interests and welfare of ASEP in relation to his/her employment. The Employee understand and agrees that the Employee shall not, at any time during this Agreement, engage in any other business that may constitute a conflict of interest or material detract from the full performance of her employment without the prior written consent of ASEP.

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10.0 CONFIDENTIALITY

10.1 The Employee hereby covenants and agrees that during the term of his/her employee under this Agreement, and subsequent to the termination thereof, for whatever reason or cause, the Employee shall not, for his or her own benefit, or the benefit of any other person, enterprise or entity, use or disclose, divulge or communicate, any confidential or proprietary information of ASEP, or any of its affiliated companies including, but not limited to, information related to the clients, Contractors, client contracts, users contact information, terms of contracts with suppliers/clients, sale information, sales policies, price lists, customers, suppliers, techniques, concepts, financial information, training and training processes, strategic planning, inventions or research data, except as required by law (the “Confidential Information”), or as required in the performance of the Employee’s duties to ASEP.

10.2 The Employee agrees that all such Confidential Information is to be held by the Employee in the strictest confidence. The Employee shall take all reasonable precautions to prevent any person, enterprise or entity from having unauthorized access to Confidential Information or use of it.

10.3 The Employee agrees that all such Confidential Information is material to the effective and successful conduct of ASEP and the goodwill of ASEP as the case may be.

10.4 Promptly upon the termination of the Employee’s Services, for whatever reason or cause, the Employee agrees to return to ASEP all Confidential Information in the Employee’s possession, including all documents and electronic or other records, and all copies thereof.

10.5 The Employee acknowledges and agrees that the disclosure of Confidential Information would cause irreparable harm to ASEP which would not adequately be compensable for in damages and the Employee hereby consents to an injunction being issued restraining any breach or further breach of the disclosure of Confidential Information without prejudice to any other remedy which ASEP may have at law or in equity.

11.0 OWNERSHIP OF INTELLECTUAL PROPERTY

11.1 Definitions as used in this Agreement:

(i)	“Work” includes, and is limited to, all operational and development activities undertaken on behalf of ASEP.

(ii)	“Derivative Work” means a Work, however recorded, based upon one or more pre-existing Works, and includes revisions, modifications, translations, abridgments, condensations, expansions or any other forms in which such preexisting Works may be recast, transformed or adapted.

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(iii)	“Intellectual Property Rights” means all worldwide intellectual and industrial property rights in connection with the Work.

11.2 The Employee agrees that the Employee shall use the electronic access provided to ensure that all Work is accessible to the Employer and stored on equipment owned by ASEP. The Employee shall not, without the written consent of the Company’s Board of Directors, remove any of the Company’s Work, or any original or copy of any other software program, print-out, report, letter, test result, drawing, component, device, record or other document or material of ASEP except in pursuit of the business of ASEP and within the scope of Services by the Employer.

11.3 The Employee hereby waives in favor of the Employer and its successors, assigns and nominees, any and all moral rights which the Employee now or in the future may have in the Work in each jurisdiction throughout the world, including the moral rights prescribed by the Copyright Act of Canada, to the full extent that such rights may be waived in each respective jurisdiction.

12.0 SURVIVAL AND SEVERABILITY

12.1 The parties agree that the provisions set forth herein shall survive the termination of the Employee’s Services, for whatever reason or cause.

12.2 If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, such invalid, void or unenforceable provision, or part thereof, shall be severable from this Agreement and shall be deemed not to be affect or impair the validity or enforceability of any other remaining provisions hereof.

13.0 ENTIRE AGREEMENT

This Agreement and the terms hereof constitute and express the entire agreement of the parties hereto with respect to all matters herein and supersedes any and all previous agreements, communications, representations or understandings, whether oral or written. No modification or amendment shall be effective unless it is in writing and signed by all parties hereto.

14.0 WAIVER

No waiver of any breach or default of any of the provisions herein shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed to be a continuing waiver or waiver in respect of any subsequent breach or default, either or a similar or different nature, unless expressly so stated in writing.

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15.0 INDEPENDENT LEGAL ADVICE

The Employee acknowledges that this Agreement is entered into freely and voluntarily and that he/she has had the opportunity to seek out and obtain independent legal advice in connection with the matters herein addressed, prior to the execution of this Agreement. Each of ASEP and Employee acknowledges having received good and valuable consideration for the promises and obligations contained herein.

16.0 ASSIGNMENT

The Employee acknowledges and agrees that the Employer may assign this contract to any successor employee/company or other entity into, by or with which the business or assets of ASEP or any other company to which this Agreement relates may be merged, acquired, consolidated or reorganized, or any entity which may purchase all or substantially all of such business or assets.

17.0 NOTICE

All notices, demands or requests hereunder shall be in writing and shall be delivered by hand delivery or facsimile transmission to the following address or such other address as either party may designate by written notice to the other party. Delivery shall be deemed to have occurred on the date of such hand delivery or facsimile transmission, as the case may be.

(i) Matters directed to ASEP shall be marked to:

Rudy A. Mazzocchi

Chief Executive Officer

(ii) Matters directed to the Employee shall be sent to:

Evan Haney

Chief Science Officer

 _____________________________

 _____________________________

 _____________________________

18.0 GOVERNING LAW

This Agreement shall be construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties have executed this Agreement, the day, month and year first above written.

[Signature Page to Follow]

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SIGNED, SEALED AND DELIVERED

Per

Name: Evan Haney

Title: Chief Scientific Officer

ASEP Medical, Inc.

Per

       08/01/2021

Name: Rudy A.Mazzocchi

Title: CEO

I have authority to bind the corporation

on behalf of the Shareholders

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EXHIBIT A

Roles & Responsibilities

Project Management:

Managing the subcontracted work in the Hancock lab related to ASEP technology with general oversight of all R&D activities:

○	Working directly with the teams performing peptide design and evaluating efficacy,
○	Prepare data summaries related to experiments and related development activities pertaining to ASEP technology,
○	Creating awareness and general management oversight regarding operating and program budgets; i.e. ensuring timelines and actual spending for technology are accurate and moving towards defined targets,
○	Advise on advances on the bioinformatics side,
○	Coordinate funding activities through government grants or federal/provincial funding arms in the event ASEP decides to move towards establishing their own R&D,
○	Assist with discussions and negotiations with 3rd party developers and/or potential strategic partners.

Clinical Management:

Overseeing and advancing ASEP technology towards clinical trials. Coordinate work related to aligning with clinical collaborators and their principal investigators.

Management Liaison:

Serve as a key link between the people performing scientific studies and the Executive Management team and Board of Directors.

Technology Representative:

Responsible for deeply understanding and explaining technology to the Management team, Board, as well as potential investors and/or customers.

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